PRESS RELEASE

                             [LETTERHEAD OF N.E.T.]

FOR IMMEDIATE RELEASE:

N.E.T. ANNOUNCES COMPLETION AND AMENDMENT OF STOCKHOLDER RIGHTS PLAN

      Fremont, CA, September 14, 1999 -- On August 17, 1999, N.E.T. completed the extension and amendment of its Stockholder Rights Plan by signing an amendment to the Rights Agreement governing the Plan with BankBoston, the Rights Agent. The N.E.T. Board of Directors approved the extension and amendment to the Plan on July 12, 1999. The Rights Plan has been extended for an additional 10 years, expiring on August 24, 2009. In addition, the Plan was amended to adjust the exercise price to $80.00 per one one-hundredth of a share of Series A Preferred Stock and to add a Three Year Independent Director Evaluation Provision or "TIDE" provision. The TIDE provision was added to enable a committee of independent directors to review and evaluate the Rights Plan at least once every three years to determine if it continues to be in the best interests of N.E.T. and its stockholders.

      The purpose of the Rights Plan is to encourage negotiation between anyone seeking to acquire N.E.T. and the Board of Directors so that stockholder value will be maximized in any proposed transaction. At this time, N.E.T. is not aware of any specific effort to acquire control of N.E.T. and is extending and amending the Rights Plan with a view towards the long-term interests of N.E.T. and its stockholders.

      Network Equipment Technologies, Inc. (N.E.T.), headquartered in Fremont, Calif., is a leading worldwide supplier of multiservice wide area networks used by service providers, government organizations and enterprises in more than 75 countries. N.E.T. multiservice WANs and ATM products integrate voice, data, and video traffic with ATM, frame relay, IP and ISDN capabilities. The company is certified to the worldwide ISO 9001 standard for design, manufacturing and service. Join us at the first address in networking: http://www.net.com for further information.

                                      # # #

      N.E.T. is a trademark and the N.E.T. logo is a registered trademark of Network Equipment Technologies, Inc.


                                       5